________________________________________________________________

                      FOR FURTHER INFORMATION:

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NEWS
FOR IMMEDIATE RELEASE:

April 7, 1998                      CONTACTS:
                                   At Xenogenics Corporation:
                                   Dr. Jim Considine, President
                                   (714) 451-1500

                                   At Exten Industries, Inc.
                                   W. Gerald Newmin, President
                                   Barbara Corbett,
                                   Marketing Mgr.
                                   (619) 578-9784
                                   After hours:
                                   (619) 455-7205, 423-3737



Exten Industries Inc. Adds Board Member

San Diego, April 7, 1998

Mr. W. Gerald Newmin, Chairman, Chief Executive Officer and President of Exten Industries, Inc., reported that Mr. Jerry G. Simek has joined the Board of Directors, adding, "Mr. Simek brings a unique blend of management experience and accomplish-ments to Exten. His input will be of extreme value to the Company."

Mr. Simek stated, " I am very excited about Exten and its artificial liver support technology and look forward to helping the Company implement its plans for growth."

Mr. Simek has been President of the JGS Management Group since 1984. Simek specializes in strategic planning, financial management, business/corporate development and international business. He has successfully directed and implemented several company reorganizations, refinancing programs, company turnarounds, plus market development, company acquisition and divestiture programs in the US and Europe for a number of companies. Simek was recently President of a San Diego public medical electronics manufacturing company where he facilitated its turnaround and funding.

Mr. Simek's corporate background includes over thirty years of management experience with major multinational companies in the medical, energy, electronics and aerospace industries. He has held key operational and management positions with several major multinational medical companies such as Baxter and Johnson & Johnson.

He has facilitated raising capital in a number of public, private and start-up ventures; has identified and established joint venture transatlantic manufacturing, trading company and joint licensing programs; plus established and implemented multimillion dollar project management and manufacturing expansion programs.

Mr. Simek has been a Director and/or Management Advisor for several other public and private companies in both the US and United Kingdom. He has a BS from Illinois Institute of
Technology and received his  MBA from Pepperdine University.

Exten Industries, Inc. Is a publicly traded company listed on the NASDAQ Over the Counter Bulletin Board (symbol EXTI). 9625 Black Mountain Rd., Suite 218, San Diego, CA 92126-4564. For information call Jerry Newmin or Barbara Corbett at
(619) 578-9784 or Email at extixeno@aol.com. Exten's website address is http://www.exten.com.